SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): February 10, 1998
                        Commission File Number:  0-10104


                            LA TEKO RESOURCES LTD.
             (Exact Name of Registrant as Specified in its Charter)


             BRITISH COLUMBIA                       87-0483319
     (State or other jurisdiction of      (IRS Employer Identification No.)
      incorporation or organization)


     625 HOWE STREET, SUITE 500
             VANCOUVER, B.C.                         V6C 2T6
     (Address of Principal Executive Offices)       (Zip Code)


              Registrant's Telephone Number, including Area Code:
                               (604) 688-0833



                               NOT APPLICABLE
     (Former name, former address, and formal fiscal year, if changed since last report)


                             ITEM 5:  OTHER EVENTS

La Teko Resources Ltd. announced on February 10, 1998 that joint venture partner Newmont Exploration Limited has acquired an additional 4,200 acres of land from Placer Dome Inc. which will become a part of the True North Joint Venture. This acquisition brings the total True North property position to 14,300 acres.

This new property is a significant addition to the joint venture, as it lies along strike from the main True North deposit to the northeast and southwest, covering favourable Chatanika Terrane rocks. A large proportion of this year's Phase I exploration program, particularly the power auger geochemical sampling program, will test this ground for new gold zones.

Newmont is earning a 65% interest in the True North project by paying $6 million to La Teko, now fully paid, and by spending $21 million on exploration and development of the property, including a feasibility study. Estimated expenditures by Newmont to the end of 1997 are approximately $10.5 million. Terms of the new acquisition include an initial payment of $150,000. La Teko will contribute its 35% of the initial acquisition cost, or $52,500, and thereafter, all expenditures will be carried by Newmont until it is fully vested in the project.

In other news, Kennecott Canada Exploration Inc. has provided an extension until February 27, 1998 when La Teko must confirm that it is proceeding with the option to acquire the Scheelite Dome property in central Yukon, whereupon the initial C$30,000 payment will be owing. The agreement, announced November 25, 1997, gives La Teko the right to earn a 100% interest in the project by making payments to the underlying landowner of C$135,000 and spending C$800,000 on exploration over four years. Kennecott has a 49% back-in right.

The Scheelite Dome property hosts a giant, low grade gold mineralized system, reflected by a 4 km. by 2 km. gold in soil anomaly. The property has the potential, within this system, to contain a large, economic gold deposit. Should La Teko elect not to proceed with the option, La Teko will, subject to regulatory approval, issue 30,000 shares to Kennecott as a break-up fee.

The Company has decided not to acquire the Mt. Distin gold project, Alaska, according to the agreement also announced on November 25, 1997.


                                   SIGNATURES


      Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   LA TEKO RESOURCES LTD.


Dated: March 16, 1998              By/s/ Gerald G. Carlson, President